UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 13)*

                              Advent Software, Inc.

                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    007974108
                                 (CUSIP Number)

                               SPO Partners & Co.
                         591 Redwood Highway, Suite 3215
                          Mill Valley, California 94941
                                 (415) 383-6600

                                 with a copy to:

                                Alison S. Ressler
                               Sullivan & Cromwell LLP
                             1888 Century Park East
                              Los Angeles, CA 90067
                                 (310) 712-6600
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                August 21, 2007
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

Check the following box if a fee is being paid with the statement. [_]

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE 2 OF 25 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          SPO Partners II, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              6,340,800(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                6,340,800(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          6,340,800
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          24.7%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SPO Advisory Partners, L.P.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE 3 OF 25 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          SPO Advisory Partners, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              6,340,800(1)(2)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                6,340,800(1)(2)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          6,340,800
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          24.7%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          PN
--------------------------------------------------------------------------------

(1)  Solely in its capacity as the sole general partner of SPO Partners II, L.P.

(2)  Power is exercised through its sole general partner, SPO Advisory Corp.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE  4  OF 25 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          San Francisco Partners II, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          California
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              644,700(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                644,700(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          644,700
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          2.5%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SF Advisory Partners, L.P.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE  5  OF 25 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          SF Advisory Partners, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              644,700(1)(2)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                644,700(1)(2)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          644,700
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          2.5%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of San Francisco Partners II, L.P.
(2)  Power is exercised through its sole general partner, SPO Advisory Corp.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE  6  OF 25 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          SPO Advisory Corp.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              6,985,500(1)(2)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                6,985,500(1)(2)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          6,985,500
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          27.2%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          CO
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Advisory Partners, L.P. with respect to 6,340,800 of such shares; and solely in its capacity as the sole general partner of SF Advisory Partners, L.P. with respect to 644,700 of such shares.
(2) Power is exercised through its three controlling persons, John H. Scully, William E. Oberndorf and William J. Patterson.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE  7  OF 25 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          John H. Scully
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          USA
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              65,700(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               6,985,500(2)
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                65,700(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         6,985,500(2)
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          7,051,200
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          27.4%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          IN
--------------------------------------------------------------------------------

(1) Of these shares, 200 shares are held in the John H. Scully Individual Retirement Accounts, which are self-directed, 53,500 shares underlie stock options granted to Mr. Scully as a member of the Board of Directors of the Issuer and 12,000 shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as controlling person, sole director and executive officer of Phoebe Snow Foundation, Inc.

(2) These shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE  8  OF 25 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          William E. Oberndorf
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          USA
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              -0-
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               6,985,500(1)
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                -0-
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         6,985,500(1)
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          6,985,500
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          27.2%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                        PAGE   9  OF 25 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          William J. Patterson
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          USA
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              200(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               6,989,500(2)
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                200(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         6,989,500(2)
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          6,989,700
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          27.2%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          IN
--------------------------------------------------------------------------------

(1) These shares are held in the William J. Patterson Individual Retirement Account, which is self-directed.

(2) Of these shares, 6,985,500 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as one of three controlling persons of SPO Advisory Corp. and 4,000 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as a controlling person, director and executive officer of The Elizabeth R. & William J. Patterson Foundation.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                        PAGE  10  OF 25 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          Phoebe Snow Foundation, Inc.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          California
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              12,000(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               0
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                12,000(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         0
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          12,000
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          **0.1%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          CO
--------------------------------------------------------------------------------

**   denotes less than.

(1) Power is exercised through its controlling person, sole director and executive officer, John H. Scully.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                        PAGE  11  OF 25 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          The Elizabeth R. & William J. Patterson Foundation
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          California
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              4,000(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               0
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                4,000(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         0
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          4,000
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          **0.1%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          CO
--------------------------------------------------------------------------------

**   denotes less than.

(1) Power is exercised through its controlling persons, sole directors and executive officers, William J. Patterson and Elizabeth R. Patterson.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                        PAGE  12  OF 25 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          Eli J. Weinberg
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          PF
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          USA
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              170
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               0
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                170
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         0
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          170
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          **0.1%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          IN
--------------------------------------------------------------------------------

**   Denotes less than.

                                                             PAGE 13 OF 25 PAGES

         This Amendment No. 13 amends the Schedule 13D (the "Original 13D") filed with the Securities Exchange Commission ("SEC") on July 25, 2002, as amended on August 6, 2002, September 9, 2002, September 19, 2002, September 26, 2002, October 15, 2002, March 13, 2003, March 17, 2003, March 25, 2003, May 12,
2003, November 5, 2003, December 4, 2003 and August 14, 2007. Unless otherwise stated herein, the Original 13D, as previously amended, remains in full force and effect. Terms used herein and not defined herein shall have the meanings ascribed thereto in the Original 13D, as amended.


Item 3.  Source and Amount of Funds or Other Consideration.

         Item 3 is hereby amended and restated in its entirety as follows:

         The source and amount of the funds used or to be used by the Reporting Persons to purchase Shares are as follows:

NAME                      SOURCE OF FUNDS                       AMOUNT OF FUNDS
---------------------     ----------------------------          ---------------
SPO                       Contributions from Partners            $111,497,427
SPO Advisory Partners     Not Applicable                         Not Applicable
SFP                       Contributions from Partners            $11,334,854
SF Advisory Partners      Not Applicable                         Not Applicable
SPO Advisory Corp.        Not Applicable                         Not Applicable
JHS                       Not Applicable and
                            Personal Funds                       $8,010
WEO                       Not Applicable                         Not Applicable
WJP                       Not Applicable and Personal Funds      $8,017
PS Foundation             Contributions from Shareholders        $465,478
Patterson Foundation      Contributions from Shareholders        $159,292
EJW                       Personal Funds                         $2,958


Item 5.  Interest in Securities of the Issuer.
         ------------------------------------

         Item 5 is hereby amended and restated in its entirety as follows:

(a) Percentage interest calculations for each Reporting Person are based upon the Issuer having 25,709,174 total outstanding Shares as reported on the Issuer's 10-Q filed with the Securities and Exchange Commission on August 9, 2007.

         SPO
         ---

         The aggregate number of Shares that SPO owns beneficially, pursuant to Rule 13d-3 of the Act, is 6,340,800 Shares, which constitutes approximately 24.7% of the outstanding Shares.

         SPO Advisory Partners
         ---------------------

         Because of its position as the sole general partner of SPO, SPO Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 6,340,800 Shares, which constitutes approximately 24.7% of the outstanding Shares.

         SFP
         ---

         The aggregate number of Shares that SFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 644,700 Shares, which constitutes approximately 2.5% of the outstanding Shares.

                                                             PAGE 14 OF 25 PAGES

         SF Advisory Partners
         --------------------

         Because of its position as the sole general partner of SFP, SF Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 644,700 Shares, which constitutes approximately 2.5% of the outstanding Shares.

         SPO Advisory Corp.
         ------------------

         Because of its positions as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 6,985,500 Shares in the aggregate, which constitutes approximately 27.2% of the outstanding Shares.

         JHS
         ---

         Individually, and because of his positions as a control person of SPO Advisory Corp. and control person, sole director and executive officer of PS Foundation, JHS may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 7,051,200 Shares, which constitutes approximately 27.4% of the outstanding Shares.

         WEO
         ---

         Because of his position as a control person of SPO Advisory Corp., WEO may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 6,985,500 Shares in the aggregate, which constitutes approximately 27.2% of the outstanding Shares.

         WJP
         ---

         Individually, and because of his position as a control person of SPO Advisory Corp. and as a control person, director and executive officer of Patterson Foundation, WJP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 6,989,700 Shares in the aggregate, which constitutes approximately 27.2% of the outstanding Shares.

         PS FOUNDATION
         -------------

         The aggregate number of Shares that PS Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 12,000 Shares, which constitutes less than 0.1% of the outstanding Shares.

         PATTERSON FOUNDATION
         --------------------

         The aggregate number of Shares that Patterson Foundation owns benefically, pursuant to Rule 13d-3 of the Act, is 4,000 Shares, which constitutes less than 0.1% of the outstanding Shares.

                                                             PAGE 15 OF 25 PAGES
         EJW
         ---

         The aggregate number of Shares that EJW owns beneficially, pursuant to Rule 13d-3 of the Act, is 170 Shares, which constitutes less than 0.1% of the outstanding Shares.

         To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 hereof is the beneficial owner of any Shares.

         (b)

         SPO
         ---

         Acting through its sole general partner, SPO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 6,340,800 Shares.

         SPO Advisory Partners
         ---------------------

         Acting through its sole general partner and in its capacity as the sole general partner of SPO, SPO Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 6,340,800 Shares held by SPO.

         SFP
         ---

         Acting through its sole general partner, SFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 644,700 Shares.

         SF Advisory Partners
         --------------------

         Acting through its sole general partner and in its capacity as the sole general partner of SFP, SF Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 644,700 Shares held by SFP.

         SPO Advisory Corp.
         ------------------

         Acting through its controlling persons and in its capacities as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 6,985,500 Shares held by SPO and SFP in the aggregate.

         JHS
         ---

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, JHS may be deemed to have shared power with WEO and WJP to vote or to direct the vote and to dispose or to direct the disposition of 6,985,500 Shares held by SPO and SFP in the aggregate. In addition, JHS has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 200 Shares held in the John H. Scully Individual Retirement Accounts, which are self-directed individual retirement accounts, 53,500 Shares underlying stock options and 12,000 Shares held by the PS Foundation, for which JHS is the controlling person, sole director and executive officer.

                                                             PAGE 16 OF 25 PAGES
         WEO
         ---

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WEO may be deemed to have shared power with JHS and WJP to vote or to direct the vote and to dispose or to direct the disposition of 6,985,500 Shares held by SPO and SFP in the aggregate.

         WJP
         ---

         As one of the controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WJP may be deemed to have shared power with JHS and WEO to vote or to direct the vote and to dispose or to direct the disposition of 6,985,500 Shares held by SPO and SFP in the aggregate. WJP may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 4,000 Shares held by the Patterson Foundation. In addition, WJP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 200 Shares held in the William J. Patterson Individual Retirement Account, which is a self-directed individual retirement account.

         PS FOUNDATION
         -------------

         Acting through its controlling person, PS Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 12,000 Shares.

         PATTERSON FOUNDATION
         --------------------

         Acting through its two controlling persons, directors and executive officers, Patterson Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 4,000 Shares.

         EJW
         ---

         EJW has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 170 Shares.

         (c) Since the most recent filing on Schedule 13D, the Reporting Persons purchased Shares in open market transactions on the Nasdaq Global Select Market as set forth on Schedule I attached hereto.

         Except as set forth in this paragraph (c), to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in Shares since the most recent filing on Schedule 13D.

         (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of distributions with respect to, or the proceeds from the sale of, the Shares owned by such Reporting Person.

         (e) Not applicable.

                                                             PAGE 17 OF 25 PAGES

Item 6.  Contracts, Arrangements, Understandings or Relationships
         With Respect to Securities of the Issuer.
         --------------------------------------------------------

         Item 6 is hereby amended and restated in its entirety as follows:

         Effective as of December 2, 2003, JHS has been appointed as non-executive Chairman of the Board of Directors of the Issuer. On August 21, 2007, SPO, SFP, PS Foundation, Patterson Foundation, JHS and WJP (collectively, the "SPO Parties") entered into a Rule 10b5-1 Purchase Plan (the "Plan") with Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the "Act"). The Plan provides that subject to the terms and conditions of the Plan, Merrill Lynch will purchase up to 1,541,000 Shares starting on September 4, 2007 and ending on the earliest to occur of: (i) March 4, 2008,
(ii) the completion of purchases of all 1,541,000 Shares, (iii) the receipt by Merrill Lynch of written notice from SPO Advisory Partners, on behalf of the SPO Parties, of the termination of the Plan and (iv) the reasonable determination of SPO Advisory Partners or Merrill Lynch that the Plan does not comply with Rule 10b5-1 or other applicable securities laws or any of the parties thereto have not complied with the Plan, Rule 10b5-1 or other applicable securities laws. The Plan may be amended only upon the written agreement of SPO Advisory Partners, on behalf of the SPO Parties, and Merrill Lynch.

         Otherwise, except as set forth herein, there are no contracts, arrangements, understandings or relationships of the type required to be disclosed in response to Item 6 of Schedule 13D of the Act with respect to the Shares owned by the Reporting Persons.


Item 7.  Material to be Filed as Exhibits.
         --------------------------------

         Item 7 is hereby amended and restated in its entirety as follows:

         Exhibit A - Agreement pursuant to Rule 13d-1(k)

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         DATED:   August 22, 2007



                                      By:   /s/ Kim M. Silva
                                           ----------------------------------
                                           Kim M. Silva

                                           Attorney-in-Fact for:

                                           SPO PARTNERS II, L.P.(1)
                                           SPO ADVISORY PARTNERS, L.P.(1)
                                           SAN FRANCISCO PARTNERS II, L.P.(1)
                                           SF ADVISORY PARTNERS, L.P.(1)
                                           SPO ADVISORY CORP.(1)
                                           JOHN H. SCULLY(1)
                                           WILLIAM E. OBERNDORF(1)
                                           WILLIAM J. PATTERSON(1)
                                           PHOEBE SNOW FOUNDATION, INC.(1)
                                           THE ELIZABETH R. & WILLIAM J.
                                             PATTERSON FOUNDATION(1)
                                           ELI J. WEINBERG(1)

                                           (1) A Power of Attorney authorizing
                                           Kim M. Silva to act on behalf of this
                                           person or entity has been previously
                                           filed with the Securities and
                                           Exchange Commission.

                                                                                   PAGE 19 OF 25 PAGES

                                              SCHEDULE I TO
                                  SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                 DATE OF                NUMBER OF      PRICE PER    WHERE/HOW
REPORTING PERSON                 TRANSACTION    TYPE    SHARES         SHARE ($)    TRANSACTION EFFECTED
----------------                 -----------    ----    ---------      ---------    --------------------
SPO Partners II, L.P.            8/14/2007      Buy            546     38.89        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy            893     38.95        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy            706     38.96        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy            711     39.00        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          3,098     39.01        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          3,991     39.04        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy            195     39.05        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          1,110     39.08        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy            504     39.09        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy             97     39.10        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          2,691     39.12        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy             97     39.13        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          2,141     39.17        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          1,752     39.19        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          2,377     39.26        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy            389     39.28        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy             97     39.29        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          5,025     39.30        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          1,387     39.39        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          1,947     39.40        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          1,363     39.44        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy             97     39.45        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy            462     39.46        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy            389     39.49        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy         11,096     39.50        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy            681     39.52        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy            443     39.54        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          7,052     39.55        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy            292     39.56        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          2,044     39.58        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy            518     39.62        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          1,947     39.64        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          4,376     39.66        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          4,185     39.67        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          3,969     39.69        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy            584     39.71        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy         11,984     39.72        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          7,847     39.73        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          5,645     39.74        Open Market/Broker

                                                                                   PAGE 20 OF 25 PAGES


                                 DATE OF                NUMBER OF      PRICE PER    WHERE/HOW
REPORTING PERSON                 TRANSACTION    TYPE    SHARES         SHARE ($)    TRANSACTION EFFECTED
----------------                 -----------    ----    ---------      ---------    --------------------
SPO Partners II, L.P.            8/14/2007      Buy          3,267     39.76        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy             97     39.77        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          2,044     39.78        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy            292     39.785       Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          2,531     39.79        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          2,531     39.80        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          1,363     39.81        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          1,623     39.82        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy            616     39.83        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          2,161     39.84        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          2,141     40.19        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy            876     40.21        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          1,460     40.22        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy             97     40.23        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy            779     40.33        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          2,141     40.35        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          2,044     40.36        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy            710     40.37        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          1,002     40.38        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy            195     40.40        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy            264     40.42        Open Market/Broker
SPO Partners II, L.P.            8/14/2007      Buy          1,138     40.43        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             15     38.89        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             24     38.95        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             19     38.96        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             19     39.00        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             85     39.01        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy            109     39.04        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy              5     39.05        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             30     39.08        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             14     39.09        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy              3     39.10        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             74     39.12        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy              3     39.13        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             59     39.17        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             48     39.19        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             65     39.26        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             11     39.28        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy              3     39.29        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy            138     39.30        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             38     39.39        Open Market/Broker

                                                                                   PAGE 21 OF 25 PAGES


                                 DATE OF                NUMBER OF      PRICE PER    WHERE/HOW
REPORTING PERSON                 TRANSACTION    TYPE    SHARES         SHARE ($)    TRANSACTION EFFECTED
----------------                 -----------    ----    ---------      ---------    --------------------
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             53     39.40        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             37     39.44        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy              3     39.45        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             13     39.46        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             11     39.49        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy            304     39.50        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             19     39.52        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             12     39.54        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy            193     39.55        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy              8     39.56        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             56     39.58        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             14     39.62        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             53     39.64        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy            120     39.66        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy            115     39.67        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy            109     39.69        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             16     39.71        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy            328     39.72        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy            215     39.73        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy            155     39.74        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             89     39.76        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy              3     39.77        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             56     39.78        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy              8     39.785       Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             69     39.79        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             69     39.80        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             37     39.81        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             44     39.82        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             17     39.83        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             59     39.84        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             59     40.19        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             24     40.21        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             40     40.22        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy              3     40.23        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             21     40.33        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             59     40.35        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             56     40.36        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             19     40.37        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             27     40.38        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy              5     40.40        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy              7     40.42        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/14/2007      Buy             33     40.43        Open Market/Broker

                                                                                   PAGE 22 OF 25 PAGES


                                 DATE OF                NUMBER OF      PRICE PER    WHERE/HOW
REPORTING PERSON                 TRANSACTION    TYPE    SHARES         SHARE ($)    TRANSACTION EFFECTED
----------------                 -----------    ----    ---------      ---------    --------------------
SPO Partners II, L.P.            8/21/2007      Buy          1,171     39.30        Open Market/Broker
SPO Partners II, L.P.            8/21/2007      Buy            195     39.38        Open Market/Broker
SPO Partners II, L.P.            8/21/2007      Buy             98     39.47        Open Market/Broker
SPO Partners II, L.P.            8/21/2007      Buy             98     39.50        Open Market/Broker
SPO Partners II, L.P.            8/21/2007      Buy            684     39.53        Open Market/Broker
SPO Partners II, L.P.            8/21/2007      Buy            488     39.55        Open Market/Broker
SPO Partners II, L.P.            8/21/2007      Buy            293     39.65        Open Market/Broker
SPO Partners II, L.P.            8/21/2007      Buy            684     39.67        Open Market/Broker
SPO Partners II, L.P.            8/21/2007      Buy          1,367     39.71        Open Market/Broker
SPO Partners II, L.P.            8/21/2007      Buy          1,270     39.75        Open Market/Broker
SPO Partners II, L.P.            8/21/2007      Buy          1,700     39.95        Open Market/Broker
SPO Partners II, L.P.            8/21/2007      Buy            338     39.97        Open Market/Broker
SPO Partners II, L.P.            8/21/2007      Buy          3,004     40.00        Open Market/Broker
SPO Partners II, L.P.            8/21/2007      Buy          4,426     40.05        Open Market/Broker
SPO Partners II, L.P.            8/21/2007      Buy          2,690     40.06        Open Market/Broker
SPO Partners II, L.P.            8/21/2007      Buy          8,399     40.07        Open Market/Broker
SPO Partners II, L.P.            8/21/2007      Buy          5,086     40.09        Open Market/Broker
SPO Partners II, L.P.            8/21/2007      Buy         13,910     40.10        Open Market/Broker
SPO Partners II, L.P.            8/21/2007      Buy          2,339     40.11        Open Market/Broker
SPO Partners II, L.P.            8/21/2007      Buy          2,768     40.12        Open Market/Broker
SPO Partners II, L.P.            8/21/2007      Buy          5,079     40.16        Open Market/Broker
SPO Partners II, L.P.            8/21/2007      Buy            138     40.17        Open Market/Broker
SPO Partners II, L.P.            8/21/2007      Buy         10,775     40.18        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/21/2007      Buy             23     39.30        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/21/2007      Buy              4     39.38        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/21/2007      Buy              2     39.47        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/21/2007      Buy              2     39.50        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/21/2007      Buy             13     39.53        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/21/2007      Buy              9     39.55        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/21/2007      Buy              6     39.65        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/21/2007      Buy             13     39.67        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/21/2007      Buy             27     39.71        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/21/2007      Buy             24     39.75        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/21/2007      Buy             32     39.95        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/21/2007      Buy              7     39.97        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/21/2007      Buy             58     40.00        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/21/2007      Buy             86     40.05        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/21/2007      Buy             52     40.06        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/21/2007      Buy            163     40.07        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/21/2007      Buy             99     40.09        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/21/2007      Buy            270     40.10        Open Market/Broker

                                                                                   PAGE 23 OF 25 PAGES


                                 DATE OF                NUMBER OF      PRICE PER    WHERE/HOW
REPORTING PERSON                 TRANSACTION    TYPE    SHARES         SHARE ($)    TRANSACTION EFFECTED
----------------                 -----------    ----    ---------      ---------    --------------------
Phoebe Snow Foundation, Inc.     8/21/2007      Buy             45     40.11        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/21/2007      Buy             54     40.12        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/21/2007      Buy             99     40.16        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/21/2007      Buy              3     40.17        Open Market/Broker
Phoebe Snow Foundation, Inc.     8/21/2007      Buy            209     40.18        Open Market/Broker
John H. Scully's IRA             8/21/2007      Buy              4     39.30        Open Market/Broker
John H. Scully's IRA             8/21/2007      Buy              1     39.38        Open Market/Broker
John H. Scully's IRA             8/21/2007      Buy              2     39.53        Open Market/Broker
John H. Scully's IRA             8/21/2007      Buy              2     39.55        Open Market/Broker
John H. Scully's IRA             8/21/2007      Buy              1     39.65        Open Market/Broker
John H. Scully's IRA             8/21/2007      Buy              2     39.67        Open Market/Broker
John H. Scully's IRA             8/21/2007      Buy              4     39.71        Open Market/Broker
John H. Scully's IRA             8/21/2007      Buy              4     39.75        Open Market/Broker
John H. Scully's IRA             8/21/2007      Buy              6     39.95        Open Market/Broker
John H. Scully's IRA             8/21/2007      Buy             10     40.00        Open Market/Broker
John H. Scully's IRA             8/21/2007      Buy             13     40.05        Open Market/Broker
John H. Scully's IRA             8/21/2007      Buy              8     40.06        Open Market/Broker
John H. Scully's IRA             8/21/2007      Buy             25     40.07        Open Market/Broker
John H. Scully's IRA             8/21/2007      Buy             15     40.09        Open Market/Broker
John H. Scully's IRA             8/21/2007      Buy             41     40.10        Open Market/Broker
John H. Scully's IRA             8/21/2007      Buy              7     40.11        Open Market/Broker
John H. Scully's IRA             8/21/2007      Buy              8     40.12        Open Market/Broker
John H. Scully's IRA             8/21/2007      Buy             15     40.16        Open Market/Broker
John H. Scully's IRA             8/21/2007      Buy             32     40.18        Open Market/Broker
William J. Patterson's IRA       8/21/2007      Buy              2     39.30        Open Market/Broker
William J. Patterson's IRA       8/21/2007      Buy              1     39.53        Open Market/Broker
William J. Patterson's IRA       8/21/2007      Buy              1     39.55        Open Market/Broker
William J. Patterson's IRA       8/21/2007      Buy              1     39.67        Open Market/Broker
William J. Patterson's IRA       8/21/2007      Buy              2     39.71        Open Market/Broker
William J. Patterson's IRA       8/21/2007      Buy              2     39.75        Open Market/Broker
William J. Patterson's IRA       8/21/2007      Buy              3     39.95        Open Market/Broker
William J. Patterson's IRA       8/21/2007      Buy              1     39.97        Open Market/Broker
William J. Patterson's IRA       8/21/2007      Buy              4     40.00        Open Market/Broker
William J. Patterson's IRA       8/21/2007      Buy              7     40.05        Open Market/Broker
William J. Patterson's IRA       8/21/2007      Buy              4     40.06        Open Market/Broker
William J. Patterson's IRA       8/21/2007      Buy             13     40.07        Open Market/Broker
William J. Patterson's IRA       8/21/2007      Buy              7     40.09        Open Market/Broker
William J. Patterson's IRA       8/21/2007      Buy             21     40.10        Open Market/Broker
William J. Patterson's IRA       8/21/2007      Buy              4     40.11        Open Market/Broker
William J. Patterson's IRA       8/21/2007      Buy              4     40.12        Open Market/Broker
William J. Patterson's IRA       8/21/2007      Buy              7     40.16        Open Market/Broker
William J. Patterson's IRA       8/21/2007      Buy             16     40.18        Open Market/Broker

                                                             PAGE 24 OF 25 PAGES

                                  EXHIBIT INDEX

Exhibit     Document Description
-------     --------------------
A           Agreement Pursuant to Rule 13d-1(k)